Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1900

CHURCH & DWIGHT REPORTS SECOND QUARTER RESULTS

EPS OF $0.85 EXCEEDS OUTLOOK

Q2 REPORTED EPS GROWTH OF 54.5%; ADJUSTED GROWTH OF 16.4%

MAINTAINS FULL YEAR REPORTED AND ORGANIC SALES OUTLOOK

RAISES GROSS MARGIN AND MARKETING SPEND OUTLOOK

UPDATES FULL YEAR EPS OUTLOOK

DECLARES DIVIDEND AND ANNOUNCES TWO-FOR-ONE STOCK SPLIT

2016 Second Quarter Results	2016 Full Year Outlook
•Reported sales growth of 3.6%; Organic growth of 3.7%	•Reported/Organic sales maintained at 3-4%
•Gross Margin expansion of 250 basis points	•Gross Margin expansion of 110 basis points
•Reported EPS growth of 54.5%; Adjusted 16.4%	•Reported EPS growth 14-15%; Adjusted 8-9%
•Currency neutral adjusted EPS growth of 17.8%	•Cash from operations of $640MM

EWING, NJ, AUGUST 4, 2016 – Church & Dwight Co., Inc. (NYSE:CHD) today announced second quarter 2016 EPS of $0.85 per share, a 54.5% increase or a 16.4% increase on an adjusted basis over the prior year quarter exceeding the Company’s prior outlook.  Driven by 3.7% organic sales growth and gross margin expansion, this equates to 17.8% currency neutral adjusted EPS growth.  Organic sales growth for the global consumer business was 4.9%.  Adjusted EPS results excludes both a pension settlement charge ($0.05) and an impairment charge ($0.13) associated with the Company’s investment in a joint venture in 2015.

Second quarter 2016 reported net sales increased $30.3 million or 3.6% to $877.4 million.  3.7% organic sales growth was driven by volume growth of 3.1% and 0.6% from favorable product mix and pricing.

Matthew T. Farrell, President and Chief Executive Officer, commented, “We are extremely pleased with our sales and earnings growth as our strong momentum has continued.  Our first half gross margin expansion gives us flexibility with respect to our second half marketing and promotional investments.  We continue to believe that innovation is the key to increasing our market share and have launched new products in many of our major categories including BATISTE, the #1 global dry shampoo, and ARM & HAMMER bi-layer and dual chamber unit dose laundry detergent.”

Second Quarter Review

Consumer Domestic reported net sales were $669.8 million, a $31.5 million or 4.9% increase.  Organic sales increased by 4.4% primarily due to VITAFUSION gummy vitamins, BATISTE dry shampoo and OXICLEAN additives while partially offset by a decline in KABOOM cleaners.  Our ARM & HAMMER unit dose laundry detergent grew twice the unit dose category growth rate in the quarter and also increased share.  This is a result of our bi-layer and dual chamber unit dose laundry detergent launches along with increased display support and distribution.  Sales were strong in unmeasured channels, especially in club and online.  In particular, online vitamin sales more than doubled versus last year.  Volume growth contributed 3.9% to organic sales, while product mix and pricing added 0.5%.  Four of the ten powerbrands gained share in the quarter.

Consumer International reported net sales were $136.4 million, a $5.5 million or 4.2% increase.  Organic sales increased 7.4%, driven largely by higher sales in Australia, Mexico, Canada and the Export business.  Volume increased 5.9%, while favorable product mix and pricing contributed 1.5%.

Specialty Products reported net sales were $71.2 million, a $6.7 million or an 8.6% decrease.  Organic sales decreased by 7.7% as milk prices continue to hover at historical lows.  The low prices are due to an excess global supply of milk and weak exports due to a strong dollar.

Gross margin increased 250 basis points to 46.5%.  The gross margin increase was broad-based including higher volume, lower commodities, productivity programs, absence of vitamin start-up at the York manufacturing facility, lower promotional support, and the impact of the higher margin acquired business.

Marketing expense was $120.2 million, an increase of $4.4 million or 3.8%.  Marketing expense as a percentage of net sales was consistent with prior year at 13.7%.

Selling, general, and administrative expense (SG&A) was $112.5 million or 12.8% of net sales, a 70 basis point decline on a reported basis primarily due to the 2015 pension settlement charge.  On an adjusted basis, SG&A increased 30 basis points, primarily due to costs associated with the Toppik business.

Income from Operations on a reported basis was $175.3 million or 20.0% of net sales, a 320 basis point increase.  On an adjusted basis, operating income increased 220 basis points.

The effective tax rate was 34.7%, compared to 38.3% last year.  The Company now expects the full year effective tax rate to be approximately 35% (compared to previous outlook of 34.7%).

Operating Cash Flow

For the first six months of 2016, net cash from operating activities was $296.5 million; a $48.1 million increase from the prior year primarily due to higher cash earnings and a smaller increase in working capital.  Capital expenditures for the first six months were $17.8 million, a $16.2 million decrease from the prior year when the company was completing the York vitamin plant.

At June 30, 2016, cash on hand was $210.8 million, while total debt was $1,082.3 million.  The Company continues to have significant financial flexibility for acquisitions.

Regular Quarterly Dividend and Two-for-One Stock Split

On August 3, 2016, the Company’s Board of Directors approved a regular quarterly dividend of thirty-five and a half cents ($0.355) per share.  Additionally, the Board approved a two-for-one stock split of the Company's common stock, payable in the form of a stock dividend.

"We are pleased to report our 462nd consecutive quarterly dividend and our first stock split since 2011, said Mr. Farrell.  The stock split recognizes our strong market performance.  Additionally, we believe that the stock split will make our stock more attractive to a broader investor base."

The quarterly cash dividend and the stock dividend will both be payable on September 1, 2016 to stockholders of record at the close of business on August 15, 2016.  In addition to the quarterly cash dividend on a pre-split basis, stockholders will receive one additional share of common stock for each share of common stock they own.

The New York Stock Exchange is expected to begin reporting the adjusted number of shares outstanding and the split-adjusted per-share stock price on September 2, 2016.  The split will increase Church & Dwight's total shares outstanding from approximately 129 million shares to approximately 258 million shares.

2016 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long term strategy to drive revenue and earnings growth, we have launched innovative new products while continuing to support prior year launches.  One specific example is our new ARM & HAMMER bi-layer and dual chamber unit dose laundry detergents which, despite aggressive competition, grew twice the unit dose category growth rate and increased share in the second quarter.  Additional launches include ARM & HAMMER CLUMP & SEAL MICROGUARD clumping cat litter, an entirely new beauty line of adult vitamins under the VITAFUSION brand, a new GROOVE condom and new RIVIERA lubricant each under the TROJAN brand and PREGNANCY PRO, the only pregnancy test kit with bluetooth technology, under the FIRST RESPONSE brand.  We also have new offerings and distribution of the BATISTE dry shampoo brand which continues to grow its #1 global share position.”

Outlook for 2016

Mr. Farrell stated, “We have had excellent first half 2016 results.  We are positioned to continue to deliver strong sales and earnings growth with our balanced portfolio of value and premium products, the launch of innovative new products, aggressive productivity programs and tight management of overhead costs.  Although the business environment continues to be challenging, we are confident in achieving our 2016 business targets.”

With regard to 2016, Mr. Farrell said, “We continue to expect reported and organic sales growth of approximately 3-4% supported by our new product introductions in our core business and improved category growth.  We now expect gross margin to expand by approximately 110 basis points (75 basis points previously) due to continued lower commodity costs and greater distribution efficiencies.  In order to increase second half trial on new products and enter 2017 with strong momentum, we will be making incremental investments in trade and couponing in the second half.  We are increasing our marketing investment spending to approximately 12.4% of sales, a 10 basis point increase over 2015.  SG&A, adjusted for the 2015 pension settlement charge, is now forecasted to increase by 40 basis points (25 basis points previously) as a percentage of sales.  The 15 basis point increase is primarily due to higher medical costs and incentive compensation.  We now expect to achieve approximately 60 basis points of operating margin expansion.”

Mr. Farrell said, “We believe that 2016 will be an exciting year for Church & Dwight based on our current momentum and category strength, success of our innovations, and confidence in gross margin expansion.  We now expect 14 to 15% reported and 8 to 9% adjusted EPS growth as we increase our investments in marketing and promotions.  The 2016 EPS outlook also reflects a higher effective tax rate.  This outlook is top tier within the consumer packaged goods industry.

For the third quarter, we expect reported and organic sales growth of approximately 1-2% behind stronger promotions and a more difficult year over year comparison for the International division.  We expect marketing as a percentage of revenue to increase in both dollars and as a percentage of sales as we begin to spend back our gross margin expansion.  Reported EPS is expected to be $0.92 which equates to a 2% increase over the prior quarter which reflects the step up in marketing, promotional activities, and a slightly higher SG&A due to incentive compensation and a higher tax rate.”

Church & Dwight Co., Inc. will host a conference call to discuss second quarter 2016 results on August 4, 2016 at 10:00 a.m. (ET).  To participate, dial in at 877-322-9846, access code:  43404617 (International: 631-291-4539, same access code: 43404617).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 43404617.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This Press Release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of competitive laundry detergent products, including unit dose laundry detergent; the impact of foreign exchange and commodity price fluctuations; actual voluntary and expected cash contributions to pension plans; impairments and other charges including the pension settlement charge; the Company’s investments in joint ventures; the impact of acquisitions; capital expenditures; the impact of the two-for-one stock split; and the Company’s effective tax rate. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; adverse developments affecting the financial condition of major customers and suppliers; competition, including The Procter & Gamble Company’s participation in the value laundry detergent category and Henkel AG & Co. KGaA’s (Henkel) entry into the U.S. premium laundry detergent category; Henkel’s announced acquisition of Sun Products Co., Inc.; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net Sales	$877.4	$847.1	$1,726.4	$1,659.4
Cost of sales	469.4	474.0	939.4	930.8
Gross Profit	408.0	373.1	787.0	728.6
Marketing expenses	120.2	115.8	212.7	204.6
Selling, general and administrative expenses	112.5	115.0	219.5	209.6
Income from Operations	175.3	142.3	354.8	314.4
Equity in earnings of affiliates	2.5	(13.8)	4.2	(11.5)
Other income (expense), net	(6.8)	(9.0)	(15.0)	(18.1)
Income before Income Taxes	171.0	119.5	344.0	284.8
Income taxes	59.4	45.8	119.4	103.9
Net Income	$111.6	$73.7	$224.6	$180.9
Net Income per share - Basic	$0.87	$0.56	$1.74	$1.38
Net Income per share - Diluted	$0.85	$0.55	$1.71	$1.35
Dividends per share	$0.355	$0.335	$0.71	$0.67
Weighted average shares outstanding - Basic	128.5	130.9	129.0	131.4
Weighted average shares outstanding - Diluted	130.9	133.4	131.4	134.0

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2016	Dec. 31, 2015
Assets
Current Assets
Cash and Cash Equivalents	$210.8	$330.0
Accounts Receivable	278.9	276.2
Inventories	290.3	274.0
Other Current Assets	37.9	25.8
Total Current Assets	817.9	906.0
Property, Plant and Equipment (Net)	594.6	609.6
Equity Investment in Affiliates	9.1	8.4
Trade Names and Other Intangibles	1,364.4	1,269.5
Goodwill	1,406.3	1,354.9
Other Long-Term Assets	117.9	108.5
Total Assets	$4,310.2	$4,256.9
Liabilities and Stockholders’ Equity
Short-Term Debt	$381.6	$357.2
Other Current Liabilities	545.3	515.5
Total Current Liabilities	926.9	872.7
Long-Term Debt	700.7	692.8
Other Long-Term Liabilities	670.7	668.2
Stockholders’ Equity	2,011.9	2,023.2
Total Liabilities and Stockholders’ Equity	$4,310.2	$4,256.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2016	June 30, 2015

Net Income	$224.6	$180.9

Depreciation and amortization	54.4	51.4
Deferred income taxes	14.2	10.6
Non cash compensation	12.3	12.4
Asset impairment charge and other asset write-offs	0.9	17.4
Pension charge	-	8.4
Other	(0.5)	0.7

Changes in assets and liabilities:
Accounts receivable	0.3	(22.9)
Inventories	(9.3)	(27.6)
Other current assets	(1.9)	0.8
Accounts payable and accrued expenses	20.1	12.6
Income taxes payable	0.2	20.1
Excess tax benefit on stock options exercised	(18.2)	(10.7)
Other	(0.6)	(5.7)
Net cash from operating activities	296.5	248.4

Capital expenditures	(17.8)	(34.0)
Acquisitions	(175.5)	(74.9)
Other	(0.3)	(2.0)
Net cash (used in) investing activities	(193.6)	(110.9)

Net change in short-term debt	23.8	(23.0)
Payment of cash dividends	(91.7)	(87.5)
Stock option related	47.6	26.4
Purchase of treasury stock	(200.0)	(263.1)
Other	(5.3)	(0.7)
Net cash (used in) financing activities	(225.6)	(347.9)

F/X impact on cash	3.5	(9.4)

Net change in cash and cash equivalents	$(119.2)	$(219.8)

2016 and 2015 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2016	6/30/2015	Change
Household Products	$397.8	$390.9	1.8%
Personal Care Products	272.0	247.4	9.9%
Consumer Domestic	$669.8	$638.3	4.9%
Consumer International	136.4	130.9	4.2%
Total Consumer Net Sales	$806.2	$769.2	4.8%
Specialty Products Division	71.2	77.9	-8.6%
Total Net Sales	$877.4	$847.1	3.6%

	Six Months Ended		Percent
	6/30/2016	6/30/2015	Change
Household Products	$786.1	$757.4	3.8%
Personal Care Products	531.5	495.5	7.3%
Consumer Domestic	$1,317.6	$1,252.9	5.2%
Consumer International	263.8	251.3	5.0%
Total Consumer Net Sales	$1,581.4	$1,504.2	5.1%
Specialty Products Division	145.0	155.2	-6.6%
Total Net Sales	$1,726.4	$1,659.4	4.0%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions and excluding foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Adjusted EPS:

This press release also presents reported EPS excluding a 2015 pension termination charge and the 2015 Natronx impairment charge, namely, earnings per share calculated in accordance with GAAP adjusted to exclude significant one-time items that is not indicative of the Company’s period to period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year earnings per share growth.

Currency Neutral Adjusted EPS:

Currency neutral adjusted EPS is a measure of the Company's adjusted EPS, excluding the impact of foreign exchange as well as the 2015 pension settlement charge and the 2015 Natronx impairment charge.  We believe that this metric further enhances investors’ understanding of the Company’s year over year earnings per share growth, by excluding foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted SG&A:

This press release presents the Company’s outlook for growth in Adjusted SG&A.  Adjusted SG&A, as used in this press release, is defined as selling, general and administrative expenses excluding the 2015 pension settlement charge.  We believe that this metric further enhances investors’ understanding of the Company’s year over year expenses, excluding certain significant one-time items.

Adjusted Operating Income and Margin:

We believe that excluding the 2015 pension settlement charge from operating income and margin provides a useful measure of the Company’s ongoing operating performance growth by excluding a significant one-time event.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 6/30/2016

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	3.6%	4.8%	4.9%	4.2%	-8.6%
Less:
Acquisitions	0.9%	1.0%	0.8%	1.9%	0.0%
Add:
FX / Other	1.0%	1.1%	0.3%	5.1%	0.9%

Organic Sales Growth	3.7%	4.9%	4.4%	7.4%	-7.7%

	Six Months Ended 6/30/2016

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	4.0%	5.1%	5.2%	5.0%	-6.6%
Less:
Acquisitions	0.9%	0.9%	0.9%	1.7%	0.0%
Add:
FX / Other	1.3%	1.2%	0.1%	6.9%	1.8%

Organic Sales Growth	4.4%	5.4%	4.4%	10.2%	-4.8%

CHURCH & DWIGHT CO., INC.

Adjusted EPS and Currency Neutral EPS

	Three Months ended June 30, 2016		Three Months ended June 30, 2015
	Reported	Vs. PY	Reported	Adjustments		Adjusted

Net Sales	$877.4		$847.1			$847.1

Gross Profit	408.0		373.1			373.1
% of Sales	46.5%		44.0%			44.0%

Marketing Expenses	120.2		115.8			115.8

Selling, General and Administrative
Expenses	112.5		115.0	(8.9)	(1)	106.1

Operating Profit	175.3		142.3	8.9		151.2
% of Sales	20.0%		16.8%			17.8%

Other Income/(Expense)	(4.3)		(22.8)	17.0	(2)	(5.8)

Income Before Taxes	171.0		119.5	25.9		145.4

Income Taxes	59.4		45.8	(2.3)		48.1
Tax Rate	34.7%		38.3%			33.1%

Net Income	$111.6		$73.7	$23.6		$97.3

Diluted EPS	$0.85	+16.4%	$0.55	$0.18		$0.73

Currency Impact to EPS	$0.01					$-

Currency Neutral Adjusted EPS	$0.86	+17.8%				$0.73

(1) 2015 Adjusted results exclude a Pension Settlement Charge of $8.9 million.
(2) 2015 Adjusted results exclude Natronx Impairment Charge of $17.0 million.

CHURCH & DWIGHT CO., INC.

Forecasted SG&A Expenses as Percent of Net Sales
	Year Ending	Year Ending
	December 31, 2016	December 31, 2015	Change

Reported (GAAP)	12.5%	12.4%	+10 bps

2015 Pension Settlement Charge	0	-0.3%	+30 bps

Adjusted (Non GAAP)	12.5%	12.1%	+40 bps

Forecasted Operating Profit Margin Growth
	Year Ending
	December 31, 2016

Reported (GAAP)	+90 bps

2015 Pension Settlement Charge	-30 bps

Adjusted (Non-GAAP)	+ 60 bps

CHURCH & DWIGHT CO., INC.

Forecasted EPS and Adjusted EPS Growth

Range for the Year Ending December 31, 2016			For the Year ended December 31, 2015
	Per Share			Per Share	Percent Change

Forecasted EPS Reported Basis (GAAP)	$3.50	$3.54	EPS Reported (GAAP)	$3.07	14% to 15%

2015 Pension Plan Charge	$-	$-	2015 Pension Plan Charge	$0.05

2015 Natronx Impairment Charge	$-	$-	2015 Natronx Impairment Charge	$0.13

Forecasted EPS Reported Basis (GAAP)	$3.50	$3.54	Adjusted EPS ( Non-GAAP)	$3.25	8% to 9%